UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

CURRENT REPORT

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of Earliest Event Reported): November 12, 2015

Hanger, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10670 (Commission File Number)	84-0904275 (IRS Employer Identification No.)

10910 Domain Drive, Suite 300

Austin, Texas 78758

(Address of principal executive offices (zip code))

(512) 777-3800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 2.02                                           Results of Operations and Financial Condition.

Hanger, Inc. (the “Company”) has previously reported in its Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 17, 2015, March 23, 2015, June 9, 2015 and September 21, 2015 (the “Prior Form 8-Ks”) that the Company will be restating certain previously filed financial statements and other financial data as a result of various accounting issues and related matters.  The Company has not yet filed financial statements for the third quarter of 2014, the fourth quarter and full year ended December 31, 2014, and the first, second and third quarters of 2015.  The Company is working to complete its closing processes and file its financial statements for these periods, and to prepare its restated financial statements, as expeditiously as possible.  As previously disclosed in the Prior Form 8-Ks, the Company has added significant accounting resources, the Company nevertheless believes that the earliest it will likely commence making its filings with the SEC is the first quarter 2016.  Additionally, and based on the estimated timing for the commencement of the filing of its restated and past due financial statements and reports, the Company anticipates that it will not be able to timely file its Annual Report on Form 10-K for the year ending December 31, 2015.

In addition to other accounting and financial report preparation and audit-related activities, including the identification and remediation of the Company’s accounting issues as disclosed in the Prior Form 8-Ks, the Company continues to expend significant time on (i) the Company’s review, documentation and testing of the Company’s change in its inventory estimation methods, process and controls as implemented by the Company in the fourth quarter of 2014, and in particular its work-in-process estimation methods, (ii) the Company’s testing of revenues, and (iii) the Company’s review and subsequent liquidation analysis of the Company’s accounts receivable balances and a determination of related effects on allowances for contractual adjustments and doubtful accounts in 2014.  The Company’s other accounting activities include continuing work relating to fixed assets and related depreciation expense as well as accounts payable and related expense cut-off.

The Audit Committee of the Board of Directors of the Company has retained the law firm of Foley & Lardner LLP to conduct an investigation of the circumstances surrounding certain of the accounting errors that led to the restatement, and that investigation is ongoing.

The Company is not in compliance with New York Stock Exchange (“NYSE”) listing standards as a result of not yet filing its Annual Report on Form 10-K for the year ending December 31, 2014.  As previously disclosed in Current Report on Form 8-K filed September 21, 2015, on September 18, 2015, the Company received a notification from the NYSE advising the Company that its plan of compliance, submitted to the NYSE on September 9, 2015, was approved with a deadline of March 19, 2016 to return to compliance.

Cash Flow Data

While, due to the continuing activities described above, the Company is not yet able to provide any preliminary balance sheet or income statement data for the financial periods for which it has not yet provided financial statements or reports, it believes that it has sufficient information from which to provide the following preliminary estimates of certain cash flow data for the periods set forth below.

The preliminary estimated amounts provided below are based on information currently available, which the Company believes is reasonable. However, the amounts remain subject to material change at such time as the Company files its financial statements and reports covering the periods set forth below, and there can be no assurance that these numbers will remain as disclosed herein in the financial statements and reports that the Company files with the SEC.  Such changes, if they occur, may include re-classification of amounts between cash flow statement line items.  For example, the Company is aware that its ongoing review of fixed asset additions could result in re-classifications between capital expenditures and operating cash flows in one or more of the presented periods, and changes in its classification of indebtedness associated with real property leases where the Company has been deemed to have had involvement in landlord construction could result in re-classifications between net cash used in financing activities and net cash provided by operating activities in one or more of the presented periods.

SUMMARY CASH FLOW INFORMATION

ESTIMATED AMOUNTS

SUBJECT TO FURTHER REVIEW AND MATERIAL CHANGE

(In Millions of Dollars; Unaudited)

	Nine month period ending September 30, 2014	Twelve month period ending December 31, 2014	Nine month period ending September 30, 2015	Twelve-month period ending September 30, 2015

Net cash provided by operating activities	$10	$52	$27	$69

Acquisitions	(36)	(38)	(10)	(12)
Purchase of property, plant and equipment, and other	(21)	(33)	(20)	(32)
Net cash used in investing activities	(57)	(71)	(30)	(44)

Net cash provided by financing activities	37	28	15	6

Increase (decrease) in cash and cash equivalents	(10)	9	12	31
Cash and cash equivalents, at beginning of period	10	10	19	—
Cash and cash equivalents, at end of period	$—	$19	$31	$31

Other disclosures:
Cash interest paid	$15	$25	$17	$27
Cash taxes paid	19	25	18	24
Certain cash payments to 3rd party professional firms (as described below)	1	2	16	17

See “Liquidity” below for more information regarding the cash available to the Company as of October 31, 2015.

The “Other Disclosures” information provided in the table above reflects items that are inherently included as deductions within the net cash numbers provided on the “Net cash provided by operating activities” line item.

“Certain cash payments to 3rd party professional firms” reflect amounts paid to third party professional firms in connection with the identification and remediation of the Company’s accounting issues, and the preparation and audit of its annual financial statements, in excess of the expenses historically incurred in connection with the Company’s annual financial statement preparation and audit activities.  Disclosure of these expenditures has been provided to assist in the explanation of changes in the Company’s cash flow trends between the comparative periods disclosed in the table.  Cash payments differ in timing from the Company’s recognition of expenses in that certain of these professional expenses incurred in connection with the 2014 audit but paid during 2015 will be recognized in the year ended December 31, 2014.  The Company currently estimates that expenses in excess of historically incurred amounts will be approximately $19 million for each of 2014 and 2015, for a total of $38 million for the two years, of which $18 million have been paid to date through September 30, 2015.  The Company considers its historically incurred amounts to have been approximately $2 million a year, for a total of $21 million in total expenses in each of 2014 and 2015 and a total of $42 million for the two years.  These estimated amounts may increase depending on the nature of the activities and time necessary for the Company (with the assistance of its professional advisory firms) and its auditors to comply with their respective financial accounting and auditing requirements.

As discussed in the Company’s Prior Form 8-Ks, during the first three quarters of 2014, the Company encountered difficulties associated with the implementation of a new patient management and billing system, which it has historically referred to as “Janus.”  These implementation difficulties, coupled with other difficulties associated with the Company’s accounts receivable collection activities, resulted in increases in the Company’s gross accounts receivable balances and corresponding reductions in its cash flows provided by operating activities for the nine month period ending September 30, 2014.  These reductions are a significant factor in the comparison of cash flows provided by operating activities for this prior period as compared to the nine month period ending September 30, 2015.  The Company halted its implementation of Janus at the end of the third quarter of 2014 and has subsequently experienced a stabilization of its cash collections rates as compared to its billing amounts.  The Company is continuing to work to correct the difficulties associated with its accounts receivable collection activities resulting from the implementation of Janus, and is also in the process of determining the appropriate reconfiguration of the Janus system before it resumes the rollout at additional locations.

The Company does not currently anticipate that the cash flow data for the year ended December 31, 2015 will show trends that are materially different from those reflected in the table above, except that the Company may pay fees and expenses to obtain further amendments and/or waivers from its bank lenders and holders of its Notes (as defined below).  Please see the “Liquidity” discussion below.

Liquidity

The Company previously reported in its Current Report on Form 8-K filed with the SEC on September 14, 2015 that it had entered into an amendment to its Credit Agreement, dated as of June 17, 2013, with its bank lenders, that provided for, among other things, the waiver of any default arising from the late filing of its periodic reports required to be filed with the SEC since and including the third quarter of 2014.  Under the terms of that amendment, such waiver expired on October 30, 2015.  The Company is in discussions with its bank lenders regarding the undertaking of a new waiver relating to its financial statement reporting requirements.

Additionally, the Company previously entered into the Fourth Supplemental Indenture to amend its Indenture among the Company, the Guarantors and Wilmington Trust Company, as Trustee, pursuant to which the Company has issued $200,000,000 aggregate principal amount 7 1/8% Senior Notes due 2018 (the “Notes”).  The Fourth Supplemental Indenture amends and waives certain reporting provisions of the Indenture through November 16, 2015.  The Company is currently evaluating its options with respect to the Notes following the upcoming expiration of the amendment period, which may include seeking a further amendment and waiver of the reporting provisions of the Indenture.

If the Company is unable to come to satisfactory resolution with its bank lenders or the holders of its Notes, then the Company may be subject to numerous penalties under the terms of its Credit Agreement and the Indenture, as amended, including but not limited to the acceleration of all of its debt outstanding pursuant to such agreements.  In the event that the debt were to be accelerated, then the Company would need to seek alternative financing to satisfy its obligations.  This alternative financing may not be available to the Company on terms that are favorable to it, or at all.

The Company currently believes that, based on current levels of operations and anticipated growth, cash generated from operations, together with other available sources of liquidity, including borrowings that may be available under its credit agreement, will be sufficient for at least the next twelve months to fund anticipated capital expenditures, make required routine payments of principal and interest on debt as such payments become due, and pay the additional third party expenses that the Company continues to incur as a result of the ongoing work relating to the filing of its financial statements.  A table setting forth the Company’s existing outstanding indebtedness as of September 30, 2014, December 31, 2014 and September 30, 2015 is set forth below.

As discussed above, the Company’s accounting for indebtedness associated with real property leases where the Company has been deemed to have had involvement in landlord construction has resulted in the classification of certain lease amounts as being considered as indebtedness.  While the Company currently believes these classifications are correct, they are nevertheless subject to material change pending the Company’s completion of its financial statements for the periods presented.

As of October 31, 2015, the Company had access to cash and cash equivalents in its bank accounts of $66.4 million and had drawn $142.0 million of its $146.3 million revolving credit line under its credit agreement, with the remaining capacity being fully utilized for the purposes of $4.3 million in outstanding letters of credit.

Table of Debt

	As of	As of	As of
Amounts are preliminary and subject to material change	September 30,	December 31,	September 30,
(In millions; Unaudited)	2014	2014	2015
Revolving Credit Facility	$74	$70	$107
Term Loan	217	214	203
7 1/8 % Senior Notes due 2018	200	200	199
Subordinated seller notes, non-collateralized, net of unamortized discount with principal and interest payable in either monthly, quarterly or annual installments at effective interest rates ranging from 2.00% to 4.00%, maturing through January 2020	27	26	22
Capital Leases, including Build to Suit	19	19	25
Total debt	537	529	556

Cash and cash equivalents	—	19	31

Total Debt, less Cash and cash equivalents	$537	$510	$525

Item 8.01                                           Other Events.

Material Weaknesses

The Company has previously identified certain material weaknesses in its internal control over financial reporting in its Annual Report on Form 10-K for the year ended December 31, 2013 and in its Current Report on Form 8-K filed on February 17, 2015, as well as a material weakness relating to the ineffectiveness of the Company’s control environment.  The Company believes that these material weaknesses contributed to the errors identified in its previously filed financial statements as discussed in detail in the Company’s Current Reports on Form 8-K filed on February 17, 2015 and June 9, 2015.  Since the Company’s prior disclosures regarding material weaknesses, the Audit Committee of the Company’s Board of Directors has determined that additional material weaknesses exist.  A summary of all outstanding material weaknesses identified to date is set forth below, including an indication of which of these material weaknesses has been newly-identified. Including the material weakness identified in the effectiveness of the Company’s overall control environment as described below, the Company has identified eleven total material weaknesses to date, each of which is in the process of being remediated.  However, the Company is unable to estimate at this time when these remediation efforts will be completed.  The Company intends to provide a discussion of its remediation plans with respect to these material weaknesses in future filings with the SEC.  The Company is continuing to perform its review and assessment of the effectiveness of its internal controls over financial reporting.  Depending on the outcome of those activities, additional material weaknesses may be identified and reported, and the material weaknesses summarized below may be modified, in future filings with the SEC.

The newly-identified material weaknesses as described below relate to the categories of fixed assets, accounts payable, account reconciliations and journal entries.

Control Environment

The control environment, which is the responsibility of senior management, helps set the tone of the organization (including a commitment towards openness, honesty, integrity, and ethical behavior), influences the control consciousness of its officers and employees, and is an important component affecting how the organization performs financial analysis, accounting, and financial reporting. A proper organizational tone can be promoted through a variety of means, such as policies and a code of ethics, a commitment to hiring competent employees, the manner and content of oral and written communications, and structures that promote and reward openness, strong internal controls, effective governance, and ethical behavior.

The Company has concluded, based on the previously existing and newly-identified material weaknesses in multiple aspects of the Company’s accounting controls, that as of December 31, 2013 and all subsequent periods there is a material weakness relating to the ineffectiveness of the Company’s control environment; specifically, the Company did not maintain a sufficient complement of accounting personnel with an appropriate level of accounting knowledge, experience and training in the application of GAAP commensurate with its financial reporting requirements and business environment.  Additionally, the Company did not implement and sufficiently maintain systems that adequately supported its accounting processes.  These deficiencies, together with ineffective managerial oversight and monitoring, a lack of sufficient financial statement review and deficiencies in the accounting close processes have been key contributing factors to a general and overall weakness in the Company’s control environment.  This overall ineffective control environment is further and more specifically described in the following discussion of the identified material weaknesses.  These weaknesses existed as of December 31, 2013 and should be considered as continuing until such time as the Company affirmatively reports their successful remediation.

Inventory

The Company has identified material weaknesses in its internal control over financial reporting of inventory as it relates to existence, valuation, accuracy and completeness.  Below are areas of weakness that the Company considers individually and in the aggregate to be material weaknesses.  Specifically, these are:

•                                          Valuation of Work-in-Process Inventory:  The Company did not design and/or maintain effective controls over certain key assumptions used in its estimation of work-in-process inventory values resulting from the reliance on inaccurate, imprecise or incomplete data used in the development of its estimates;

•                                          Inventory Data Aggregation:  The Company did not design and/or maintain effective controls over the accuracy of the stage of completion data in valuing work-in-process inventory; and

•                                          Adherence to a “First-in First-Out”(“FIFO”) Valuation Policy for Raw Materials:  Within the Company’s Patient Care segment, the Company did not design and/or maintain effective controls over purchase data relating to raw materials sufficient to ensure that items used in fabrication were costed using the FIFO method.  As a result, the Company could have applied inaccurate raw materials costs to amounts utilized in the valuation of inventory quantities on hand based on physical observation.  Additionally, the Company did not effectively eliminate certain mark-up amounts on parts internally transferred between the Company’s Products and Services segment and its Patient Care segment.

Real Property Leases

The Company has identified an overall material weakness in its accounting for real property leases.  Specifically, the Company did not design and/or maintain effective controls over technical accounting procedures and review of lease accounting to ensure lease agreements are accounted for in accordance with GAAP.  These deficiencies include:

•                                          Build to Suit Leases:  The Company did not have adequate controls in place to properly identify and account for leases in which the Company made payments for certain structural components that should have resulted in the Company being deemed the owner of the leased asset for accounting purposes;

•                                          Application of Lease Term:   The Company did not consistently ascertain and apply an appropriate determination of lease term across all elements of its accounting for real property leases;

•                                          Determination of Capital versus Operating Lease Treatment:    The Company did not effectively apply accounting literature as it pertains to the determination of capital versus operating lease treatment for real property leases.  This was in part due to its inconsistent application of lease terms;

•                                          Leasehold Depreciation:   The Company did not consistently apply its determination of the useful life and lease term in its leasehold improvements; and

•                                          Other Items:  The Company had additional weaknesses, which included the lack of sufficient communication between its real estate and accounting groups, its accounting for tenant improvement allowances and its determination of asset retirement obligations.

Revenue

The Company did not design and/or maintain effective controls over the completeness and accuracy of its payor contracts and related billing data in its software systems and activities related to invoicing and adjustments to revenue.

Accounts Receivable

The Company did not design and/or maintain effective controls over the calculation of allowances for future contractual adjustments and allowances for doubtful accounts.  The Company did not adequately review its spreadsheet computations which created the potential for a material misstatement in the Company’s financial statements.

Fixed Assets

The Company did not design and/or maintain effective controls over the capture and classification of labor between expense and capital projects.  Additionally, the Company did not adequately review individual capitalized vendor items to ensure adherence to the Company’s capitalization policy.  This is a material weakness that is newly-identified by the Company.

Accounts Payable

The Company did not design and/or maintain effective controls regarding purchased items to accurately reflect ownership or the incurrence of expense and the recognition of the associated liability for them on a timely basis.  This is a material weakness that is newly-identified by the Company.

Account Reconciliations

The Company did not design and/or maintain effective controls over the preparation of account reconciliations for certain accounts.  The Company did not maintain effective controls to provide reasonable assurance that accounts were complete, accurate, agreed to detailed support, and that account reconciliations were properly performed, reviewed and approved on a timely basis.  Additionally, the Company did not timely identify and resolve reconciling items.  This is a material weakness that is newly-identified by the Company.

Journal Entries

The Company did not design and/or maintain effective controls over its policies regarding journal entries.  Certain journal entries, both recurring and non-recurring, were not accompanied by sufficient supporting documentation and were not adequately reviewed and approved.  The Company additionally did not maintain sufficient segregation of duties in the preparation and review of certain entries.  This is a material weakness that is newly-identified by the Company.

Revised Estimated Impact of Restatements

The Company announced in its Prior Form 8-Ks, in particular those Current Reports on Form 8-K filed on February 17, 2015 and June 9, 2015, that it will be restating its financial statements and other financial data for a number of historical periods (the “Non-Reliance Periods”) to correct accounting errors.  The amounts disclosed below reflect the Company’s current expectations relating to the effect of each of the errors known to date on the Non-Reliance Periods. The Company has determined that the net cumulative effect on each of the Non-Reliance Periods is material, and the Company expects to discuss in more detail the impact of the individual errors in the Company’s restated financial statements and other financial data in its filings to be made with the SEC that include the Non-Reliance Periods.

The Company has not yet completed its final determination and review of the items listed below, and therefore the listed amounts are preliminary, may not be complete and are subject to change.  While the Company expects to report the estimated adjustments described in this Current Report on Form 8-K, there can be no assurance that the final adjustments will not differ materially from the estimated amounts discussed herein, or that additional errors will not be identified.

The Company is in the process of, but has not yet completed, its final determination of the degree to which these errors will have an effect on the classification of the primary captions reported in its financial statements. Based on its review to date, the Company preliminarily anticipates that the restatements will result in the estimated adjustments to its unaudited Income before taxes identified in the tables below (amounts in thousands):

Adjustments to Income before taxes

(in thousands, amounts are preliminary, unaudited and subject to change)

Annual Periods

	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2009
Adjustment to Income before taxes
As reported - Income before taxes	$100,744	$98,169	$84,134	$34,535	$59,994
Total Adjustments	(13,920)	(12,200)	(6,979)	(22)	(6,538)
Restated - Income before taxes	$86,824	$85,969	$77,155	$34,513	$53,456

Summary of adjustments by category
Inventory Valuation	$(7,464)	$(8,889)	$(3,207)	$514	$(2,243)
Leases	(742)	(1,641)	(335)	2,094	(1,577)
Property, Plant, & Equipment	(2,292)	27	(1,257)	(1,618)	(773)
Other Adjustments	(3,422)	(1,697)	(2,180)	(1,012)	(1,945)
Total Adjustments	$(13,920)	$(12,200)	$(6,979)	$(22)	$(6,538)

Reconciliation of current adjustments to previously reported adjustments (As disclosed on Form 8-K filed June 9, 2015)
Previously reported adjustments	$(11,537)	$(10,973)	$(7,072)	$1,935	$(4,666)

Changes:
New adjustments
Property, Plant, & Equipment	(1,819)	(160)	(1,212)	(1,583)	(724)
Other new adjustments	(509)	(785)	(210)	(1,163)	(771)
Subtotal - new adjustments	(2,328)	(945)	(1,422)	(2,746)	(1,495)

Changes to previously reported adjustments
Inventory Valuation	160	(434)	766	247	(191)
Leases	(215)	152	749	542	(186)
Subtotal - changes to adjustments	(55)	(282)	1,515	789	(377)

Total changes	(2,383)	(1,227)	93	(1,957)	(1,872)
Current Adjustments	$(13,920)	$(12,200)	$(6,979)	$(22)	$(6,538)

2014 Interim Periods

(in thousands, amounts are preliminary, unaudited and subject to change)

	Three Months	Three Months	Six Months
	Ended	Ended	Ended
	March 31, 2014	June 30, 2014	June 30, 2014
Adjustment to Income before taxes
As reported - Income before taxes	$9,932	$20,202	$30,134
Total Adjustments	(8,206)	463	(7,743)
Restated - Income before taxes	$1,726	$20,665	$22,391

Summary of adjustments by category
Inventory Valuation	$(4,532)	$883	$(3,649)
Leases	49	(406)	(357)
Property, Plant, & Equipment	(438)	(707)	(1,145)
Other Adjustments	(3,285)	693	(2,592)
Total Adjustments	$(8,206)	$463	$(7,743)

Reconciliation of current adjustments to previously reported adjustments (As disclosed on Form 8-K filed June 9, 2015)
Previously reported adjustments	$(9,913)	$2,196	$(7,717)

Changes:
New adjustments
Property, Plant, & Equipment	(6)	(174)	(180)
Other new adjustments	705	(1,235)	(530)
Subtotal - new adjustments	699	(1,409)	(710)

Changes to previously reported adjustments
Inventory Valuation	1,133	(498)	635
Leases	(125)	174	49
Subtotal - changes to adjustments	1,008	(324)	684

Total changes	1,707	(1,733)	(26)
Current Adjustments	$(8,206)	$463	$(7,743)

2013 Interim Periods

(in thousands, amounts are preliminary, unaudited and subject to change)

	Three Months	Three Months	Six Months	Three Months	Nine Months	Three Months
	Ended	Ended	Ended	Ended	Ended	Ended
	March 31, 2013	June 30, 2013	June 30, 2013	September 30, 2013	September 30, 2013	December 31, 2013
Adjustment to Income before taxes
As reported - Income before taxes	$14,939	$22,291	$37,230	$33,889	$71,119	$29,625
Total Adjustments	(5,440)	(5,406)	(10,846)	(3,864)	(14,710)	790
Restated - Income before taxes	$9,499	$16,885	$26,384	$30,025	$56,409	$30,415

Summary of adjustments by category
Inventory Valuation	$(1,547)	$(3,185)	$(4,732)	$165	$(4,567)	$(2,897)
Leases	(734)	(574)	(1,308)	(548)	(1,856)	1,114
Property, Plant, & Equipment	(740)	(300)	(1,040)	(654)	(1,694)	(598)
Other Adjustments	(2,419)	(1,347)	(3,766)	(2,827)	(6,593)	3,171
Total Adjustments	$(5,440)	$(5,406)	$(10,846)	$(3,864)	$(14,710)	$790

Reconciliation of current adjustments to previously reported adjustments (As disclosed on Form 8-K filed June 9, 2015)
Previously reported adjustments	$(4,537)	$(3,524)	$(8,061)	$(2,873)	$(10,934)	$(603)

Changes:
New adjustments
Property, Plant, & Equipment	(829)	(300)	(1,129)	(611)	(1,740)	(79)
Other new adjustments	794	(1,315)	(521)	(468)	(989)	480
Subtotal - new adjustments	(35)	(1,615)	(1,650)	(1,079)	(2,729)	401

Changes to previously reported adjustments
Inventory Valuation	(56)	(297)	(353)	(282)	(635)	795
Leases	(812)	30	(782)	370	(412)	197
Subtotal - changes to adjustments	(868)	(267)	(1,135)	88	(1,047)	992

Total changes	(903)	(1,882)	(2,785)	(991)	(3,776)	1,393
Current Adjustments	$(5,440)	$(5,406)	$(10,846)	$(3,864)	$(14,710)	$790

2012 Interim Periods

(in thousands, amounts are preliminary, unaudited and subject to change)

	Three Months	Three Months	Six Months	Three Months	Nine Months	Three Months
	Ended	Ended	Ended	Ended	Ended	Ended
	March 31, 2012	June 30, 2012	June 30, 2012	September 30, 2012	September 30, 2012	December 31, 2012
Adjustment to Income before taxes
As reported - Income before taxes	$13,960	$28,042	$42,002	$27,622	$69,624	$28,545
Total Adjustments	(1,841)	(2,396)	(4,237)	892	(3,345)	(8,855)
Restated - Income before taxes	$12,119	$25,646	$37,765	$28,514	$66,279	$19,690

Summary of adjustments by category
Inventory Valuation	$(494)	$(1,093)	$(1,587)	$552	$(1,035)	$(7,854)
Leases	(1,055)	(280)	(1,335)	115	(1,220)	(421)
Property, Plant, & Equipment	108	149	257	58	315	(288)
Other Adjustments	(400)	(1,172)	(1,572)	167	(1,405)	(292)
Total Adjustments	$(1,841)	$(2,396)	$(4,237)	$892	$(3,345)	$(8,855)

Reconciliation of current adjustments to previously reported adjustments (As disclosed on Form 8-K filed June 9, 2015)
Previously Reported Adjustments	$(3,037)	$(1,366)	$(4,403)	$238	$(4,165)	$(6,808)

Changes:
New adjustments
Property, Plant, & Equipment	42	81	123	(10)	113	(273)
Other new adjustments	1,243	(749)	494	(85)	409	(1,194)
Subtotal - new adjustments	1,285	(668)	617	(95)	522	(1,467)

Changes to previously reported adjustments
Inventory Valuation	162	(32)	130	(36)	94	(528)
Leases	(251)	(330)	(581)	785	204	(52)
Subtotal - changes to adjustments	(89)	(362)	(451)	749	298	(580)

Total changes	1,196	(1,030)	166	654	820	(2,047)
Current Adjustments	$(1,841)	$(2,396)	$(4,237)	$892	$(3,345)	$(8,855)

Certain of the information contained in the tables set forth above has changed since the Company provided its last estimates of this data in its Current Report on Form 8-K filed on June 9, 2015.  Included in the tables is a summary of the significant changes in the information presented since the June 9, 2015 disclosure, which is described in the table as a reconciliation of adjustments.  Unless otherwise identified in the tables above, the data contained in each of the tables has not materially changed from the data presented by the Company for such period in its Current Report on Form 8-K filed on June 9, 2015.

The Company has newly-identified errors that have been included in the tables set forth above.  These errors primarily relate to the following:

•                  The overcapitalization of internal use software in property, plant, and equipment due to the capitalization of labor expense related to personnel not directly involved in development activities, as well as the capitalization of labor expenses for projects not deemed to be in the application development stage.  This error is reflected under “New Errors” on the “Property, plant and equipment” line for all periods presented.

•                  The incorrect timing of payroll tax accruals related to employee bonus payments.  Originally, these expenses were recognized in the period in which the bonus payments were made, primarily in the first and third quarters, rather than recognizing them in the periods in which the related bonus liabilities were accrued.  This error is reflected under “New Errors” on the “Other new adjustments” line for all periods presented.

•                  Understatement of escheatment liabilities primarily related to refunds to third party payors that were incorrectly excluded from the Company’s escheat process.  This error is reflected under “New Errors” on the “Other new adjustments” line for all periods presented.

•                  Understatement of state sales tax liabilities due to the inaccurate identification of product codes for which state sales taxes should be accrued for within the Company’s billing systems.  This error is reflected under “New Errors” on the “Other new adjustments” line for all interim and annual periods in 2013 and 2012, and the annual periods for 2011 and 2010.

•                  Overstatement of income before taxes due to not timely recognizing the expense related to the forgiveness of a receivable due from a seller of an acquired company.  This error is reflected under “New Errors” on the “Other new adjustments” line for the three and six months ended June 30, 2014.

Additionally, the Company continues to review its accounting for valuing work-in-process inventory and real property leases.  Changes to previously reported adjustment amounts relating to these matters are included in the tables above.

The statements in this Current Report on Form 8-K regarding, among others, the expected impact of the restatement, the estimated cash flow data for various periods, expected liquidity and resolution of ongoing discussions with its bank lenders and noteholders, the estimates of the number and type of material weaknesses, and the expected timing of the Company’s filings constitute forward-looking statements that are based on the Company’s current expectations.  The Company’s final financial statements, including its restated financial statements, will be included in filings that the Company files with the SEC after the Company has completed its work on its restated financial statements, and after the Audit Committee of the Board of Directors has completed its review of the financial statements and other financial data.  See “Disclosures About Forward-Looking Statements” below.

Disclosures About Forward-Looking Statements

This Form 8-K contains certain “forward-looking statements” relating to the Company. All statements, other than statements of historical fact included herein, are “forward-looking statements,” including statements regarding the timing of filing of, and the outcome of the Company’s work in connection with, completing certain financial statements and other financial data. These forward-looking statements are often identified by the use of forward-looking terminology such as “intends,” “expects” or similar expressions and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this filing.  The Company disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable securities laws. These uncertainties include, but are not limited to, the risk that additional information may arise during the course of the Company’s ongoing accounting review that would require the Company to make additional adjustments or revisions to its estimates or financial statements, to restate further its financial statements and other financial data for current or historical periods, or to identify additional material weaknesses; the time required to complete the financial statements and other financial data and accounting review; and the time required to prepare its periodic reports for filings with the Securities and Exchange Commission.  For additional information and risk factors that could affect the Company, see its Form 10-K for the year ended December 31, 2013 and its Form 10-Q for the quarter ended June 30, 2014 as well as the risk factor set forth in Item 8.01 of the Company’s Current Report on Form 8-K filed February 17, 2015, each as filed with the Securities and Exchange Commission. The information contained in this filing is made as of the date hereof, even if subsequently made available by the Company on its website or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANGER, INC.

By:	/s/ Thomas E. Hartman
Thomas E. Hartman
Vice President and General Counsel

Dated: November 12, 2015